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Exhibit 99.1

Las Vegas, Nevada (April 23) Sierra Pacific Resources' Board of Directors announced today that the company will not be paying a common stock dividend during the quarter ended June 30, 2002.

"Because of the company's weakened financial condition, we had no choice but to suspend the common stock dividend," explained Walt Higgins, chairman, president and chief executive officer of Sierra Pacific Resources.

Payment of future dividends will be determined by the company's Board of Directors and will be subject to factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, financial condition and other matters.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership, and Sierra Pacific Communications, a telecommunications company.